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                                                                    EXHIBIT 4(g)


                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             SOUTHTRUST CORPORATION



                 In accordance with the provisions of Sections 103 and 242 of the General Corporation Law of the State of Delaware, we, Wallace D. Malone, Jr., Chairman of the Board of Directors of SouthTrust Corporation, and Aubrey
D. Barnard, Secretary of SouthTrust Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), do hereby certify as follows:

                 1. The Restated Certificate of Incorporation of the Corporation as heretofore filed and amended shall, upon the filing and recording of this Certificate of Amendment, be further amended as follows:

                          The first paragraph of Article FOURTH of the Restated
                 Certificate of Incorporation of the Corporation, as it now exists, is deleted in its entirety, and the following new first paragraph of Article FOURTH is substituted in lieu thereof:

                          "FOURTH. The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is Two Hundred Five Million (205,000,000) shares, of which Five Million (5,000,000) shares, par value of $1 per share, are to be preferred stock (hereinafter called "Preferred Stock"), and Two Hundred Million (200,000,000) shares, par value of $2.50 per share, are to be common stock (hereinafter called "Common Stock")."

                 2. Except as set forth in 1 above, all other provisions of the Corporation's Restated Certificate of Incorporation shall remain as set forth in the Restated Certificate of Incorporation, as amended, up to the date immediately preceding the date of this Certificate of Amendment.

                 3. That such amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                 4. That the aggregate amount of capital represented by all issued shares of the Corporation immediately after such amendment will not be less than the aggregate





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amount of capital represented by all issued shares of the Corporation immediately prior to such amendment.

                 IN WITNESS WHEREOF, we, Wallace D. Malone, Jr., Chairman of the Board of Directors of the Corporation, and Aubrey D. Barnard, Secretary of the Corporation, execute this Certificate of Amendment and have caused the corporate seal of the Corporation to be hereunto affixed, as of this 20th day of April, 1994.


                                               SOUTHTRUST CORPORATION


                                        /s/ Wallace D. Malone, Jr.
                                        ----------------------------------
                                            Wallace D. Malone, Jr.
                                            Chairman of the Board of Directors


ATTESTED:


  /s/ Aubrey D. Barnard
  ------------------------
      Aubrey D. Barnard
      Secretary




[CORPORATE SEAL]


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